exhibit n

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Nuveen Floating Rate Income Opportunity Fund:

We consent to the use of our report dated September 28, 2016, with respect to the financial statements of Nuveen Floating Rate Income Opportunity Fund, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, “Independent Registered Public Accounting Firm” in the Prospectus Supplement, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are incorporated by reference to the post-effective amendment filed on form N-2.

/s/ KPMG LLP

Chicago, Illinois

November 29, 2016